Exhibit 99.1

News Release From:

Dotronix, Inc.
(OTC Bulletin Board: DOTX)

FOR IMMEDIATE RELEASE:   May 14, 2004

DOTRONIX REPORTS RESULTS FOR THE THIRD QUARTER ENDED MARCH 31, 2004

ST. PAUL, May 14, 2004…DOTRONIX, INC. (OTC BULLETIN BOARD: DOTX) announced its third quarter results today.

Fiscal 2004 third quarter revenues (quarter ended March 31, 2004) were $347,000, as compared to revenues of $385,000 in the third quarter of fiscal 2003 (quarter ended March 31, 2003).

The net loss in the third quarter of fiscal 2004 was $(137,000), or $(0.03) per share as compared to a net loss the third quarter of the previous year of $(525,000), or $(0.13) per share.

Results Summary for the Quarter and Nine Month periods

(In thousands except per share)

	Third Quarter Ended March 31		Nine Months Ended March 31
	2004	2003	2004	2003
Net revenues	$347	$385	$859	$1,314
Net loss	$(137)	$(525)	$(430)	$(1,297)
Net loss per share	$(0.03)	$(0.13)	$(0.10)	$(0.31)

Contact Information:	Robert V. Kling
651-633-1742